EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is dated as of June 20, 2005, and is entered into by and between Health Sciences Group, Inc., a Colorado corporation (“HSG”, or the “Colorado Corporation”) and HSG Merger, Inc., a Delaware corporation (“HSG Merger, Inc.”). HSG and HSG Merger, Inc. are hereinafter sometimes collectively referred to as the “Constituent Corporations”.

RECITALS

A.

HSG desires to merge with and into HSG Merger, Inc. and HSG Merger, Inc. desires to merge with HSG, all upon the terms and subject to the conditions of this Merger Agreement.

B.

The Board of Directors of HSG has determined that, for the purpose of effecting the redomestication of HSG in the State of Delaware, it is advisable and in the bests interests of HSG and its shareholders that HSG merge with and into HSG Merger, Inc. upon the terms and conditions herein provided.

C.

The Board of Directors of HSG has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby and has recommended to the existing shareholders of HSG (individually, a “Shareholder”, and collectively, the “Shareholders”) to approve this Merger Agreement and the transactions contemplated hereby. The Shareholders of HSG have approved the Merger Agreement at a special meeting of Shareholders to be held for that purpose.

D.

The Board of Directors of HSG Merger, Inc. has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby. HSG, as the sole shareholder of HSG Merger, Inc., has by resolution of its Board of Directors adopted resolutions approving this Merger Agreement and the transactions contemplated thereby.

E.

It is intended, for federal tax purposes, that the merger accomplished by the Merger Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

MERGER

Section 1.1.

The Merger. In accordance with the provisions of this Merger Agreement, the Delaware General Corporation Law (the “DGCL”) and the Colorado Business Corporation Act (the “CBCA”), HSG shall be merged with and into HSG Merger, Inc. (the “Merger”), the separate existence of HSG shall cease and HSG Merger, Inc. shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be “HSG Merger, Inc.”, subject to Section 2.2 below.

Section 1.2.

Filing and Effectiveness. The Merger shall become effective (the “Effective Date”) when the following actions have been completed:

(a)

This Merger Agreement and the Merger shall have been adopted and approved by the directors and shareholders of HSG and HSG Merger, Inc. in accordance with the requirements of the DGCL and the CBCA, respectively;

(b)

Effective upon filing this Merger Agreement with the Secretary of State of the State of Delaware; and

(c)

A  Statement of Merger has been filed with the Secretary of State of the State of Colorado.

Section 1.3.

Effect of the Merger. Upon the Effective Date, the separate existence of HSG shall cease and HSG Merger, Inc., as the Surviving Corporation: (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date; (ii) shall be subject to all actions previously taken by its and HSG’s Boards of Directors; (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of HSG in the manner more fully set forth in Section 259 of the DGCL and Section 7-11-106 of the CBCA; (iv) shall continue to be subject to all of the debts, liabilities and obligations of HSG as constituted immediately prior to the Effective Date; and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of HSG in the same manner as if HSG Merger, Inc. had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CBCA.

ARTICLE II

CHARTER DOCUMENTS; DIRECTORS AND OFFICERS

Section 2.1.

Certificate of Incorporation and Bylaws. The Certificate of Incorporation of HSG Merger, Inc. (the “Certificate”) and the Bylaws of HSG Merger, Inc. as in effect immediately prior to the Effective Date shall continue in full force and effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

Section 2.2.

Upon the Effective Date, the name of HSG Merger, Inc. shall be Health Sciences Group, Inc.  Accordingly, the Certificate of Incorporation of HSG Merger, Inc. shall be amended by changing Article 1 of the Certificicate of Incoporation of the Surviving Corporation to read as follows:

1.  The name of the Corporation is Health Sciences Group, Inc.

Section 2.2.

Directors and Officers. The directors and officers of HSG immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until as otherwise provided by law, or by the Certificate and Bylaws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF STOCK

Section 3.1.

HSG Capital Stock.  The total number of shares of stock which HSG has the authority to issue is 100,000 shares.  HSG is authorized to issue two classes of shares of stock, designated, “Common Stock” and “Preferred Stock.”  HSG is authorized to issue 80,000,000 shares of Common Stock, each share to have a par value of $.001 per share and 20,000 shares of Preferred Stock, each share to have a par value of $.001 per share. The Preferred Stock may be issued from time to time in one or more series.  The first series is designated “Series A Preferred Stock” and consists of 2,352,948 shares, the second series is designated “Series B Preferred Stock” and consists of 130 shares and the third series is designated “Series C Preferred Stock” and consists of 7,500 shares.

Section 3.2

Conversion.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the stockholders or the board of directors of the Delaware Corporation, or any shareholder or the board of directors of the Colorado Corporation, (a) each share of Common Stock, $0.001 par value per share, of the Colorado Corporation, issued and outstanding immediately prior to the

Effective Date shall cease to exist and shall be converted into the right to receive one share of Common Stock, par value $0.001 per share, of the Surviving Corporation (b) each share of  Series A Preferred Stock of the Colorado Corporation issued and outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into the right to receive one share of Series A Preferred Stock, par value $0.001 per share, of the Delaware Corporation, (c) each share of Series B Preferred Stock of  the Colorado Corporation issued and outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into the right to receive one share of Series B Preferred Stock, par value $0.001 per share of the Delaware Corporation, and (d) each share of Series C Preferred stock of the Colorado Corporation issued and outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into the right to receive one share of Series C Preferred Stock, par value $0.001 per share of the Delaware Corporation.

Section 3.2.

HSG Options and Stock Purchase Rights.

(a)

Upon the Effective Date, the Surviving Corporation shall assume and continue the stock options and all other employee benefit plans of HSG and all of such options and plans and warrants to purchase HSG Common Stock  shall become the lawful obligations of the Surviving Corporation and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Each outstanding and unexercised option, warrant or other right to purchase HSG Common Stock shall become an option, warrant or right to purchase the Surviving Corporation’s Common Stock, as the case may be, on the basis of one share of the Surviving Corporation’s Common Stock for each share of HSG Common Stock issuable pursuant to any such stock option, warrant or stock purchase right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such HSG stock option, warrant or stock purchase right.

(b)

A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants and stock purchase rights, and preferred stock equal to the number of shares of HSG Common Stock so reserved immediately prior to the Merger.

Section 3.3

HSG Merger, Inc. Common Stock. Upon the Effective Date, each share of HSG Merger, Inc. Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by HSG Merger, Inc., the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

Section 3.4.

Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of HSG Common Stock or Preferred Stock may, at such stockholder’s option, surrender the same for cancellation to the Surviving Corporation or its transfer agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock or Preferred Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of HSG Common Stock or Preferred Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s Common Stock or Preferred Stock into which such shares were converted in the Merger.

The registered owner on the books and records of HSG of any shares of capital stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of HSG so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

If any certificate for shares of capital stock of the Surviving Corporation is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Surviving Corporation or its transfer agent any transfer or other taxes payable by reason of issuance of such new certificates in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV

CONDITIONS TO THE MERGER

4.1

The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a)

This Agreement shall have been adopted by the shareholders of the Colorado Corporation in accordance with the CBCA and the articles of incorporation and bylaws of the Colorado Corporation.

(b)

No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect, and there shall not be pending or threatened any suit, claim, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise would materially impair the benefits intended to be obtained in the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(c)

None of the Company’s Colorado security holders shall have exercised appraisal rights under Section 7-113 of the CBCA, or, at the discretion of the Board of Directors, the Company shall have been able to resolve the claims of any Colorado security holder who shall have exercised such appraisal rights in accordance with applicable legal requirements.

(d)

No event shall have occurred that has or would result in the triggering of any right or entitlement of any Colorado security holder of  the Company that would not have been triggered absent the consummation of the Merger and redomestication.

ARTICLE V

GENERAL

Section 5.1.

Covenants of HSG Merger, Inc.. HSG Merger, Inc. covenants and agrees that it will, on or before the Effective Date take all actions as may be required by the DGCL.

Section 5.2.

Further Assurances. From time to time, as and when required by HSG Merger, Inc. or by its successors and assigns, there shall be executed and delivered on behalf of HSG such deeds and other instruments, and there shall be taken or caused to be taken by HSG and HSG Merger, Inc. such further and other actions, as shall be appropriate or necessary in order to vest or perfect in the Surviving Corporation title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of HSG, and otherwise to carry out the purposes and intent of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of HSG or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 5.3.

Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either HSG or of HSG Merger, Inc., or of both, notwithstanding approval of this Merger Agreement by the shareholders of HSG, by the sole stockholder of HSG Merger, Inc., or by both.

Section 5.4.

Governing Law. Except as required by Colorado law, this Merger Agreement shall be governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law.

Section 5.5.

Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Merger Agreement having first been approved by the resolutions of the Board of Directors of HSG Merger, Inc., a Delaware corporation, and Health Sciences Group, Inc., a Colorado corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

HSG MERGER, INC.

a Delaware corporation

/s/ Fred Tannous

 Fred Tannous, Chief Executive Officer

ATTEST:

/s/ Bill Glaser

Bill Glaser, Secretary

HEALTH SCIENCES GROUP, INC.,

 Colorado corporation

/s/ Fred Tannous

 Fred Tannous, Chief Executive Officer

ATTEST:

__/s/ Bill Glaser

Bill Glaser, Secretary

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